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                                                                   EXHIBIT 10.26


                             JOINT VENTURE AGREEMENT

     This JOINT VENTURE AGREEMENT is made and entered into this ___th day of ________, 1998, ("Effective Date") by and between PRI Automation, Inc., a Massachusetts corporation with its principal offices located at 805 Middlesex Turnpike, Billerica MA 01821, USA, ("PRI"), and Chung Song System Co., Ltd., a South Korean corporation with its principal offices located at 33, Jije-Dong, Pyungtaek, Kyungki-Do, Korea ("CSSC"), and Shinsung Eng. Co., Ltd., a South Korean corporation with its principal place of business located at 327 DagsonDong, 6Ka, Yeongdeungpo-Ku, Seoul, 150-046, Korea, ("SEC") with reference to the following facts:

                                    RECITALS

A. PRI designs and manufactures factory automation systems primarily used by semiconductor manufacturers to automate the fabrication of integrated circuits.

B. CSSC and SEC are companies with substantial prior experience in the development and marketing of products and services for the semiconductor industry within South Korea.

C. Mr. S.K. Suh ("Suh") is an officer and employee of CSSC, and is a highly qualified business executive with experience and expertise in the area of promoting the sale of semiconductor equipment and other products to semiconductor manufacturers within South Korea.

D. PRI, on the one hand, and CSSC and SEC, on the other hand, wish to act as equal participants in the formation and operation of a company within South Korea for the purpose of marketing, selling, installing and supporting PRI products within South Korea and for the purpose of jointly developing a manufacturing strategy to be implemented by the joint venture company upon agreement by the partners.

E. PRI, CSSC and SEC wish to appoint Suh as the initial chief executive officer of such company, once the company is formed pursuant to the terms of this Agreement.

     Now, therefor, in consideration of the promises and mutual covenants and agreements set forth in this Agreement, PRI, CSSC and SEC agree as follows:

1.   Definitions.

     1.1 All defined terms used in this Agreement will be identified by the use of initial capitalization and will have the meaning ascribed to them by the Schedule of Defined Terms attached as Exhibit A to this Agreement.

2.   Formation of the Company.
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     2.1  Within ninety (90) days of the execution of this Agreement, PRI, CSSC and SEC will cause to be formed a company (the "Company") pursuant to the terms of this Agreement with its principal place of business located in the City of Seoul, South Korea adopting as its Articles of Incorporation attached to this Agreement as Exhibit B.

     2.2 All costs and fees associated with the formation of the Company will be borne by the Company. Such fees include, without limitation, any applicable Registration Tax, Education, Tax, Public Bond, Notarization Fee, Stamp Fees, and any other costs or fees recognized by law in South Korea. Each party will bear its own legal fees.

3.   Capitalization of the Company.

     3.1 Contemporaneous with, and in connection with, the formation of the Company pursuant to Section 2, the Company will be capitalized as follows.

     3.2 Subject to the terms and conditions of this Agreement, and subject to Governmental Approval in form and substance satisfactory to PRI, CSSC and SEC, PRI and CSSC will each subscribe to the equity capital of the Company as follows. CSSC will contribute capital in the form of two hundred and sixty million South Korean won (KW260,000,000) in cash and will receive 260 shares of the common stock of the Company. SEC will contribute capital in the form of two hundred and sixty million South Korean won (KW260,000,000) in cash and will receive 260 shares of the common stock of the Company. PRI will contribute capital in the form of two billion and eighty million South Korean won (KW2,080,000,000) in cash and will receive 2,080 shares of the common stock of the Company.

     3.3 During the period that expires two years after the Effective Date CSSC and SEC will each have, at their sole discretion, the option each to purchase up to seven hundred and eighty (780) additional shares of the common stock of the Company, subject to the following terms and conditions:

          3.3.1 The option price is one million South Korean won (KW1,000,000) per share of common stock, and the purchaser must purchaser a minimum of one hundred and ninety five (195) in any one purchase event.

          3.3.2 The purchase option may only be exercised upon thirty (30) days prior written notice to PRI and the Company.

          3.3.3 SEC and CSSC must exercise the option to purchase shares

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                simultaneously, and at no point will either SEC or CSSC acquire a larger percentage of issued shares than the percentage owned by the other.

          3.3.4 The Company's actual receipt of the purchase money from the purchaser in a commercially reasonable form designated by the Company, and SEC's and CSSC's good faith performance of all of their obligations under this Agreement, jointly and severally, are express conditions precedent to SEC's and CSSC's right to purchase shares pursuant to this Section 3.3.

     3.4 Other than the purchase of shares of common stock by SEC and CSSC pursuant to Section 3.3 above, if at any time after the issuance of shares as provided in Section 3.2 the Company increases the number of equity shares or other equity securities issued, then PRI, CSSC and SEC will each have the right, but not the obligation, to subscribe to such new issuance and pay fully at par value for such shares or other equity security, up to the number of shares required to maintain the subscribing party's percentage ownership of the total outstanding shares issued by the Company at the time of the subsequent offering.

     3.5 PRI, CSSC and SEC will each make their cash contributions by making payment to the Company at the time of the incorporation of the Company in a commercially reasonable manner chosen by the Company consistent with the requirements of South Korean law.

4.   Acquisition of Assets by Purchase.

     4.1 Within sixty (60) days of the formation and capitalization of the Company the Company will enter into the Purchase and Sale Agreement attached hereto as Exhibit C, and will purchase the specified assets and materials from PRI pursuant to the terms of the Purchase and Sale Agreement. The completion of the Purchase and Sale Agreement and the transactions contemplated therein are an express condition of the effectiveness of this Agreement.

5.   Conditions Subsequent.

     5.1 The formation of the Company pursuant to Section 2, CSSC's, SEC's, and PRI's contribution of cash pursuant to Section 3, and the unanimous approval of the Business Plan by the shareholders pursuant to Section 11 of this Agreement, are each conditions subsequent to the effectiveness of this Agreement. The failure of any party to perform such acts will not give rise to any claim against the other party, including, without limitation, claims for damages based upon alleged breach of contract, but such failure will cause this Agreement to expire and have no further effect except for those provisions specified in Section 17.6 which will survive the termination or expiration of this Agreement. There are no other

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          conditions subsequent in this Agreement other than those expressly described in this Section 5.

6.   Purpose of the Company; Strategic Alliance with PRI.

     6.1 The purpose of the Company will be to market, sell, install and support PRI's factory automation products within the Territory, including, without limitation, PRI's hardware and software products, and to provide services to consumers of such products within the Territory including, without limitation, installation and operational support, repair, and responding to customer queries. The parties will jointly develop a strategy for expanding the activities of the Company to include manufacturing to be implemented by the Company upon agreement by the venture partners.

     6.2 In furtherance of the purposes of the Company, within thirty (30) days of the formation of the Company, or such further time as may be required by South Korean law, the parties will cause the Company to execute and enter into the Strategic Alliance Agreement attached as Exhibit D to this Agreement and to perform the obligations and duties stated therein. The acts and performances required by the Strategic Alliance Agreement are cumulative and in addition to the acts and performances required by this Agreement. In the event of any unavoidable conflict between the terms of the Strategic Alliance Agreement and the terms of this Agreement, then this Agreement will control. If this Agreement is terminated, expires and becomes of no further effect for any reason, then the Strategic Alliance Agreement will also and simultaneously terminate, expire, and be of no further effect.

7.   Restrictions on the Transfer of shares.

     7.1 In addition to such restrictions on the transfer of shares as may be provided in the Articles of Incorporation of the Company at the time of the Company's formation or in the future, the shareholders agree to the following.

     7.2 PRI, CSSC and SEC each agree not to voluntarily transfer, pledge or encumber shares in the Company held by such shareholder without the prior written consent of the other shareholder. Any transfer in violation of Section 7 of this Agreement gives rise to an action for damages in the Company and in the shareholder not in violation of
          Section 7, and all such additional relief or remedies as may be provided for or permitted by South Korean law as of the date of the violation of Section 7.

     7.3 Since damages arising from a breach of the above mentioned obligations under this Section 7 may be difficult to determine with precision, the shareholders agree

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          that the shareholder who breaches the terms of this Section 7 shall pay to the other shareholder as liquidated damages a sum equivalent to twice the fair market value of the shares, as determined in Section 8.5, sold, transferred or otherwise disposed of or twice the proceeds received by the breaching shareholder in the transaction whereby the breach occurred, whichever is greater. The shareholders agree that such liquidated damages are fair and reasonable and will be without prejudice to, and cumulative with other remedies provided by law or this Agreement.

     7.4 In the event of an involuntary transfer of shares in the Company held by PRI, CSSC or SEC, the shareholders will have the rights set forth in Section 8 of this Agreement.

     7.5 In subscribing to shares in the Company, PRI, CSSC and SEC each represent and warrant that: (i) such shares were acquired by such shareholder solely for such shareholder's own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof; (ii) such shareholder is intimately familiar with the prospects of the Company and the significant risks associated with an investment in the shares of the Company; and (iii) an investment in such shares may not be liquidated by the holder thereof, even in an emergency.

     7.6 Any certificates evidencing PRI's, CSSC's or SEC's shares in the Company will bear the following legend, along with such security law legends as counsel for the Company may deem necessary or appropriate:

          "ANY TRANSFER OR SALE OF THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN CONDITIONS CONTAINED IN THAT JOINT VENTURE AGREEMENT BY AND BETWEEN PRI AUTOMATION, INC., CHUNG SONG SYSTEM CO., LTD AND SHINSUNG ENG. CO., LTD. DATED AS OF THE ___ DAY OF ___ 1998, AND APPROVAL BY THE BOARD OF DIRECTORS IN ACCORDANCE WITH THE ARTICLES OF INCORPORATION OF THE COMPANY, COPIES OF WHICH ARE AVAILABLE FOR REVIEW AT THE REGISTERED HEADQUARTERS OF THE COMPANY. ANY TRANSFER OR SALE OF THESE SHARES OR ANY INTEREST THEREIN, IN VIOLATION OF THE SAID CONDITIONS SHALL BE AND IS PROHIBITED."

8.   Buy-Sell Agreement.

     8.1 As to CSSC and SEC only, and expressly excluding PRI, each of the following will be "Triggering Events": (i) a written notice of Triggering Event from any party to the other parties upon the death or adjudication of incompetency of Suh; (ii) Suh ceasing to devote a significant portion of his time to the business of the Company for any reason; (iii) the disability (defined to mean failure by reason of


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          physical or mental impairment to perform material duties of his position for the Company for a period of four continuous months or four non-continuous months over an 18-month period) of Suh; (iv) a change in ownership control of CSSC or SEC; and (v) the transfer of more than 33% of all outstanding issued shares in CSSC or SEC to a third party.

     8.2 As to CSSC, SEC and PRI, each of the following will be "Triggering Events": (i) a notice of Triggering Event from a non-breaching party identifying a material breach of the terms this Agreement, which breach was not cured within thirty (30) days of prior written notice thereof; and (ii) any involuntary transfer of the respective shareholder's shares in the Company.

     8.3  Upon the occurrence of a Triggering Event, the following will apply:

          8.3.1 If the shareholder causing the Triggering Event or to whom the Triggering Event applies is SEC alone (or the recipient of the shares from SEC in the event of an involuntary transfer) then SEC will be obligated to sell, and PRI and CSSC will be obligated to buy in quantities that will maintain the 2 to 1 ratio of the relative ownership positions of PRI and CSSC respectively, all of the shares of the Company held by the SEC (or said recipient of shares) upon written notice ("Purchase Notice") to SEC within thirty (30) days from the date on which PRI and CSSC became aware of the occurrence of the Triggering Event. Said purchase and sale will occur thirty days after the Purchase Notice; provided, however, that if SEC may not legally sell, or either or both of the purchasing shareholders may not legally purchase such shares, such purchase and sale will take place as soon as the shareholders are legally permitted to effect such purchase.

          8.3.2 If the shareholder causing the Triggering Event or to whom the Triggering Event applies is CSSC alone, or CSSC and SEC together or contemporaneously (or the recipient of the shares from CSSC and/or SEC in the event of an involuntary transfer or transfers) then CSSC and SEC will be obligated to sell, and PRI will have the option, at its sole discretion, to buy, all of the shares of the Company held by the SEC and CSSC (and/or said recipient of shares) upon written notice ("Purchase Notice") to SEC and CSSC within thirty (30) days from the date on which PRI became aware of the occurrence of the Triggering Event. Said purchase and sale will occur thirty days after the Purchase Notice; provided, however, that if SEC or CSSC may not legally sell, or PRI may not legally purchase such shares, such purchase and sale will take place as soon as the shareholders are legally permitted to effect such purchase.

          8.3.3 If the shareholder causing the Triggering Event or to whom the Triggering

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                Event applies is PRI (or the recipient of shares from PRI in the event of an involuntary transfer or transfers) then PRI will be obligated to sell, and CSSC and SEC will be jointly and severally have the option, at their sole discretion, to buy, all shares of the Company held by PRI (or the recipient of shares) upon written notice ("Purchase Notice") to PRI within thirty
                (30) days from the date on which CSSC and SEC became aware of the occurrence of the Triggering Event. Said purchase and sale will occur thirty days after the Purchase Notice; provided, however, that if PRI may not legally sell, or CSSC or SEC may not legally purchase such shares, such purchase and sale will take place as soon as the shareholders are legally permitted to effect such purchase.

          8.3.4 With regard to any purchase and sale carried out pursuant to any provision of this Section 8.3, at the closing of the purchase and sale, the selling shareholder or shareholders (and/or the recipient of shares in an involuntary transfer) will deliver certificates representing the shares duly endorsed for transfer, together with any applicable transfer taxes, against payment by the purchasing shareholder for such shares as provided in this Agreement. The purchasing shareholder may assign his or its rights to purchase shares so long as it guarantees payment of any note issued in connection with the purchase of shares.

     8.4 The purchase price for shares of the Company to be purchased as provided in any portion of this Section 8, above, will be as follows. In the event of a purchase triggered by a Triggering Event, the price per share will be the fair market value of each share as determined:
          (i) by the written agreement of the parties, (ii) if no written agreement is reached within ten (10) business days of the date on which the purchase notice is given, then by an independent appraiser agreed to in writing by the parties, or (iii) if no agreement is reached as to value or an independent appraiser, then by the Accountant of Company (as defined in Section 12.4) applying, first, the terms of this Agreement and, second, generally accepted methods for conducting such a valuation. The cost of the appraisal will be paid by the Company. For the purposes of this Section 8 "fair market value" means the price paid by a willing buyer to an unrelated willing seller in an arm's length transaction, taking into account the purpose of the Company to sell and support PRI products and the unique services provided by Suh to the Company, but without regard to number of shares at issue or whether such shares do or do not constitute a controlling block of shares in the Company.

     8.5 In order to confirm proper payments and share deliveries pursuant to this Section 8 above, a shareholder having rights to receive payments or shares pursuant to this Section 8 will have the right to audit the relevant books and records of the Company after commercially reasonable advance notice, at the Company's main

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          offices during the Company's ordinary business hours. In performing any such audit, the relevant shareholder will maintain the confidentiality of all information obtained as a result of such audit, will use such information only for the purposes of enforcing rights hereunder and will conduct such audit in a manner that causes a minimum disruption to the business. The costs of any such audit will be borne by the shareholder requesting the audit.

     8.6 The remedies under this Section 8 will be in addition to, but not in lieu of, the remedies or relief as may be provided for or permitted under the South Korean laws, the Article of Incorporation or other provisions of this Agreement. In the event of any conflict between the provisions of this Section 8 and the provisions of any other Section of this Agreement, the provisions of this Section 8 will control.

9.   Governance of the Company.

     9.1  Board of Directors.

          9.1.1 Unless otherwise agreed in writing by PRI, CSSC and SEC, the Company will have five directors, of whom two will be designated by PRI at the sole discretion of PRI ("PRI Directors"), one will be designated by CSSC at the sole discretion of CSSC ("CSSC Director"), one will be designated by SEC at the sole discretion of SEC ("SEC Director") and one of whom will be appointed jointly by PRI and CSSC ("Fifth Director"). PRI, CSSC and SEC agree to vote all shares of the Company owned or controlled by them, and otherwise to use their respective best efforts, to elect directors as specified in the preceding sentence. The initial directors of the Company will be as follows. PRI designates Mitchell G. Tyson and Robert G. Postle as the PRI Directors. CSSC designates S.K. Suh as the CSSC Director. SEC designates Wan-Keun Lee as the SEC Director. PRI and CSSC jointly appoint Robert Holzel as the Fifth Director.

          9.1.2 The Company's Board of Directors (the "Board") will meet at least quarterly and at such locations as the Board may from time to time agree. The presence of at least one PRI Director and one CSSC or SEC Director will be required to constitute a quorum for the transaction of business. The Fifth Director must be present within the meaning of the Company's bylaws or other governing rules of procedure in order to vote, and the Fifth Director will be invited to attend every meeting and will be allowed to vote on all matters submitted to a vote at any meeting where the Fifth Director is present.

          9.1.3 The Chairman of the Board will be appointed by the vote of the Board. If

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                the Chairman so appointed is unable to attend any meeting of the
                Board, then PRI will be entitled to appoint another Director to act as Chairman in his or her place at such meeting.

          9.1.4 All decisions of the Board will be by simple numerical majority of all of the Directors in office and will require a numerical majority of all of the Directors in office, except regarding Fundamental Board Issues, as hereinafter defined, which will require a four-fifths majority of all Directors. In the event that a required majority cannot be achieved on any material matter moved before the Board, and in the event the party moving the matter continues to desire a decision from the Board, then the party moving the matter will provide a notice of failure to achieve the required majority to the Fifth Director who will schedule at the first reasonable opportunity, and in no event more than thirty (30) days after receiving such notice a meeting of the Board at which all Directors will be required to attend and at which the matter may be moved for a second vote in the presence of all five Directors. In the event that the required majority of Directors is not achieved regarding any Fundamental Board Issue, either PRI, CSSC or SEC may by written notice to the other shareholders declare that a deadlock (a "Board Deadlock") exists and the procedure described in Section 9.5 below will be followed.

          9.1.5 The Board will elect the General Manager or Representative Director of the Company. PRI will have the right, at its sole discretion and at all times, to appoint the Chief Financial Officer, Statutory Auditor or other chief financial officer of the Company, however denominated.

          9.1.6 Subject to applicable law, the compensation of directors and officers will be decided by the shareholders at a duly constituted shareholders' meeting.

          9.1.7 The following matters will constitute "Fundamental Board
                Issues":

                9.1.7.1 Transactions between the Company and a director, officer or shareholder of the Company, or a person or entity related to a director, officer or shareholder of the Company which have not been disclosed to all shareholders and previously approved by the Board. For the purpose of this Section 9.1.7.1, a person or entity will be deemed to be related to a director, officer or shareholder of the Company if: (i) in the case of a person, such person is related by kinship to the shareholder, officer, or director within two removes or degrees; (ii) in the case of an entity, the shareholder, officer or director owns five percent (5%) or more of the issued equity of the entity or if the shareholder, officer or director of the

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                       Company is also an officer or director of such entity.

               9.1.7.2 Adoption of, or change in, major activities or policies with regard to the business of the Company, and the adoption or amendment of the Business Plan and Budget for the Company;

               9.1.7.3 Creation, assumption or guarantee of indebtedness for borrowed money, creation of any encumbrance (including any fixed or floating charge, security interest or consensual lien), issuance of debt securities or lending of money;

               9.1.7.4 Payment, directly or indirectly, of any cash or assets of the Company to CSSC, PRI or SEC, or any person or entity affiliated with any of them, except as authorized by unanimous vote of the Board;

               9.1.7.5 Termination of the appointment of the Accountant or outside auditor;

               9.1.7.6 Acquisition or purchase of, or subscription for, by the
                       Company of any shares, debentures, mortgages or securities (or any interest therein) in any entity;

               9.1.7.7 Appointment of any committee of the directors or
                       delegation of any of the powers of the directors to such committee;

               9.1.7.8 Entering into any license, distribution, dealership, consultancy, volume purchase, requirements, supply or similar agreement or arrangement with any person or entity other than PRI that involves revenues, fees, royalties or payments of any kind in excess of forty thousand dollars (US$40,000) or the cash equivalent in South Korean won; or,

               9.1.7.9 Entering into any agreement with regard to any of the foregoing.

     9.2  Shareholder Meetings.

          Meetings of the shareholders may be periodically convened and conducted as required by the Board or the articles or bylaws of the Company, except as follows. In no event will there be held any meeting of the shareholders or any business transacted on behalf of the shareholders at any purported shareholders meeting unless there is present duly authorized representatives of or proxies for PRI, SEC and CSSC. There will be no quorum at a shareholders meeting unless the duly

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          authorized representative of or proxies for PRI, CSSC and SEC are present.

     9.3  Fundamental Shareholder Issues.

          The following matters will constitute "Fundamental Shareholder Issues", which will require the unanimous consent of the shareholders pursuant to a shareholders' meeting held in person or by other means permitted by the articles and bylaws of the Company:

          9.3.1 Authorization or issuance of share capital of the Company or other securities except as provided by Section 2 above, or authorization or issuance of warrants, options, convertible securities or other agreements, instruments or commitments pursuant to which the Company is or may become obligated to issue any shares of its capital or other securities except as provided in Section 2 above;

          9.3.2  Dissolution, liquidation or winding up of the Company;

          9.3.3 Merger or consolidation of the Company with or into another company;

          9.3.4  Amendment of the articles of incorporation;

          9.3.5  Organization, acquisition or disposition of any subsidiary;

          9.3.6 Sale, transfer, lease or other disposition of a part of the property or assets of the Company or any subsidiary of the Company (or any interest therein) with a value in excess of twenty thousand dollars (US$20,000);

          9.3.7 Alteration of any rights attaching to any shares or additional shares of the Company;

          9.3.8 Consolidation, sub-division, conversion or reclassification of any of the Company's share capital or alteration of any of the rights attaching thereto;

          9.3.9 Entering into any partnership, joint venture or profit sharing agreement with any person or entity;

          9.3.10 Making of any tax election by the Company;

          9.3.11 The distribution of profits, if any, pursuant to this Agreement; or,

          9.3.12 Entering into any agreement with regard to any of the foregoing.


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     9.4  Shareholder Deadlock.

          9.4.1 In the event that PRI, CSSC and SEC fail to agree on any Fundamental Shareholder Issue, either PRI, SEC, or CSSC may by written notice to the other shareholders and to the Company declare that a deadlock (a "Shareholders' Deadlock") exists. Following the giving of any such notice, the parties and the Company will follow the procedure set forth in Section 9.5 of this Agreement.

     9.5  Rights on Deadlock.

          9.5.1 Upon (i) a declaration of a Shareholders' Deadlock in accordance with Section 9.4 above, or (ii) a declaration of a Board Deadlock in accordance with Section 9.1.4 above, the following procedures will be followed. The shareholder declaring the Deadlock will provide notice of such declaration to the Fifth Director. At the earliest reasonable opportunity, and in no event more than twenty (20) days after his or her receipt of such notice, the Fifth Director will schedule a meeting which must be attended in person by all Directors at a commercially reasonable location within or without South Korea, but in no event at the offices of CSSC, SEC, PRI or the Company. At this meeting the Fifth Director, or a third party appointed by the Fifth Director and approved by PRI, SEC, and CSSC, will attempt to mediate a resolution to the Deadlock.
                 The mediation will follow any method or procedure chosen by the Fifth Director or the appointed mediator except that the mediation will terminate no more than seventy two (72) hours after it commences and all costs associated with the mediation will be divided and paid evenly by CSSC, PRI, and SEC. If the mediation does not result in the resolution of the Deadlock, then the Company will shut down and cease operations, liquidate all of its assets, pay any debts or obligations, and distribute any residual value to the shareholders on the basis of their share holdings at the time of the distribution. The shut down, liquidation, satisfaction of debts and obligations, and distribution will be supervised by the Treasurer, Auditor or other chief financial officer of the Company at the time of Deadlock and will be carried on in a commercially reasonable manner on a commercially reasonable schedule.

10.  Management of Operations.

     10.1 The day-to-day business of the Company will be managed by the Representative Director of the Company. The Representative Director of the Company will report and be accountable to the Board. The initial Representative Director will be Suh, who will serve for a term of one year from the Effective Date of this


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          Agreement, or until he is removed or replaced. Thereafter, the
          Representative Director will be designated by the unanimous consent of the shareholders and will serve in accordance with resolutions adopted by the Board and the shareholders.

     10.2 In the event any person serving as Representative Director is unable to perform his or her duties as a Representative Director because of medical disability (as evidenced by a written opinion of a physician), the business of the Company will be managed jointly for up to sixty days by one PRI Director chosen by PRI and the CSSC Director. If an incumbent Representative Director continues to be disabled after 60 days, the Board will appoint a new Representative Director by unanimous consent and each shareholder or such shareholder's duly authorized representative will vote its shares in favor of appointing the Representative Director and take all other action necessary to provide for such appointment.

     10.3 As often as necessary to keep the Board and the shareholders reasonably informed of material events, and in no event less than once each calendar month, the Representative Director will provide to the Directors and the shareholders a written report summarizing the material facts arising from or relating to the Company's operational performance since the last such written report. In addition to such other information as the Representative Director may include at his discretion such operational reports will include the following: (i) the operational plans of the Company and any changes thereto; (ii) the acquisition and allocation of operational resources, including human resources, office space, equipment and other non-monetary resources;
          (iii) the efforts of the Company to market and promote the products of PRI; (iv) material matters relating to third party disputes and litigation, government relations including all necessary permits and approvals, and public relations and public image; and (v) all quotes for the sale of PRI Products that have been made and remain outstanding.

11. Creation and Amendment of the Business Plan.

    11.1 The first act of the Representative Director of the Company will be to cooperate and work together with PRI to develop promptly a business plan for the Company, to be approved and agreed upon by all shareholders ("Business Plan"). The Business Plan will include a description of: the scope of work the parties expect to be undertaken by the Company; staffing, organization and management requirements; marketing plans; methods of operation of the Company, and; such other subjects as the Representative Directors may choose to include or the shareholders may require. The period covered by the initial Business Plan will be three (3) years.

     11.2 Within sixty (60) days of the end of each fiscal year, the Representative Director will prepare a revised Business Plan to be approved and agreed upon by all shareholders prior to the end of the next fiscal year. The revised Business Plan will include additional plans necessary to extend the plan for the next three years, and will include such other revisions as the Representative Director may suggest and the shareholders may agree upon.

     11.3 The Business Plan may be revised at any time but only with unanimous written consent of the shareholders. Unless he or she receives unanimous written permission to the contrary, the Representative Director will operate the Company by implementing the Business Plan.

12.  Financial Management and Reporting.

     12.1 The fiscal year of the Company will end on September 30 of each year.

     12.2 In addition to financial records maintained according to the requirements of applicable law, the Company will at all times keep records and books of account in which complete and correct entries will be made, in accordance with generally accepted accounting principles and practices adopted from time to time by the Company and utilized in the preparation of its annual audited financial statements. The Company will afford to each shareholder and its employees, counsel, accountants and other authorized representatives free and full access, at all reasonable times, to all its books, records and properties and to all its officers and other employees of the Company having responsibility for financial or accounting matters generally, for any reasonable purpose whatsoever. Each shareholder will use all reasonable efforts to maintain the confidentiality of any confidential and proprietary information so obtained by it that is not otherwise available.

     12.3 The Company will prepare and submit to all shareholders at least ninety days prior to the beginning of each fiscal year an annual budget for the next fiscal year, including, on an annual and quarterly basis, an operating plan, capital plan and staffing plan in the format, and with such detail, as the shareholders may reasonably request. These plans will be accepted as the budget for such fiscal year when they have been approved by the shareholders (the "Budget").
                                                                      ------
          The Budget will be reviewed by the Company no less frequently than quarterly. All proposed changes to and material deviations from the Budget will be submitted to the shareholders in advance of their adoption by the Company and will only be adopted by the Company after such changes or deviations are approved by all shareholders.

     12.4 The financial statements of the Company will be audited as of the end of each fiscal year by independent certified public accountants of established international reputation agreed upon in writing by the shareholders (the "Accountant"). The Company will pay the costs of each such audit. All questions of accounting will be determined by the Accountant based on generally accepted accounting principles, and the determination of any such questions by the Accountant will be conclusive.

     12.5 Unless otherwise agreed to by the shareholders in writing, the Company will furnish to each shareholder the following financial statements and other information:

          12.5.1 Within ten (10) days after the end of each month, an unaudited financial report of the Company, which report will be prepared in accordance with generally accepted accounting principles consistently applied and which will include: (i) an income statement for such month, together with a cumulative income statement from the first day of the then-current fiscal quarter and year; (ii) a comparison between the actual income statements for such periods and the Budget for such periods, with an explanation of any material differences between them, if any; and, (iii) a balance sheet as of the last day of such month.

          12.5.2 Within sixty (60) days after the end of each fiscal year of the Company, audited financial statements of the Company, which will include an income statement for such fiscal year and a balance sheet as of the last day thereof, and statements of stockholders' equity and cash flow statements for such fiscal year, each prepared in accordance with generally accepted accounting principles consistently applied, which will be accompanied by the unqualified audit opinion of the Accountant thereon, prepared in accordance with generally accepted auditing standards, and the

                 Accountant's annual management letter. At such time, the Company will also provide to the shareholders a certificate of the Accountant certifying to shareholders that, based upon the Accountant's examination of the affairs of the Company performed in connection with the audit of such financial statements in accordance with generally accepted auditing standards, the Accountant is not aware of the occurrence or existence during such fiscal year of any condition or event which constitutes or would constitute, upon notice or lapse of time or both, a default in the performance of any of the Company's obligations under this Agreement or any other agreement to which the Company is a party, or if they are aware of such condition or event, specifying the nature thereof.

          12.5.3 Promptly upon becoming available, any other financial or other information available to management of the Company as any of the shareholders will have reasonably requested on a timely basis.

13.  Distribution of Profits.

     13.1 At the end of each fiscal year the Company will determine by generally accepted accounting principles consistently applied the amount of profit for such fiscal year. Unless otherwise required by South Korean law, each year the Company will retain no more than twelve (12) months and no less than six (6) months of operating working capital. All other profits, as determined by generally accepted accounting principles, will be either: (i) distributed to the shareholders based upon their share holdings at the time of the distribution; or, (ii) re-invested or retained by the Company. The decision to distribute, re-invest, or retain profits will be made exclusively by the unanimous vote of all shareholders.

14.  Representations and Warranties.

     14.1 PRI, CSSC and SEC each represent and warrant to the others that the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby: (i) do not, and will not, conflict with or violate any provision of, and will not constitute a default or breach under, any agreement to which PRI, SEC, or CSSC is currently a party; (ii) do not, and will not, violate any law, regulation, order, judgment or decree of any court or other governmental agency to which PRI, SEC. or CSSC is subject; and, (iii) do not and will not violate or infringe the proprietary rights of any third party, including, without limitation, rights of confidentiality and non-disclosure, copyrights, patents, trademarks, trade secrets, or other proprietary rights.

15.  Confidentiality.

     15.1 Unless otherwise agreed to in writing by the other shareholders or the Company, or otherwise provided in this Agreement, neither PRI, CSSC, nor SEC will disclose any Confidential Information to any third party, or use any Confidential Information for any purpose other than furthering the purposes of this Agreement and of the Company. PRI, CSSC, and SEC may disclose Confidential Information to their own employees, consultants, parent or subsidiary entities, contractors, agents, or representatives, but only to the extent necessary to further the purposes of the Company and this Agreement, and only after taking all steps reasonably necessary to insure that Confidential Information is not improperly disclosed, including, without limitation, procuring, where appropriate, nondisclosure agreements from parties to whom Confidential Information is disclosed.

16.  Non-Solicitation and Non-Competition.

     16.1 Until the termination of this Agreement and for one year thereafter no shareholder will induce any employee, contractor, consultant, or agent of the Company or of the other shareholder to leave the employ of the Company or the other shareholder for any reason.

     16.2 During the term of this Agreement, no shareholder will directly or indirectly engage in a business in South Korea or enter into any business relationship with any other entity or person in South Korea, which will or could compete with or which will or could have a materially adverse effect on the business of the Company.

     16.3 Unless this Agreement is terminated by the material breach of PRI, for a period of four years after termination of this agreement, CSSC and SEC agree, jointly and severally, that they will neither directly nor indirectly engage in a business in South Korea or enter into any business relationship with any other entity or person in South Korea, which will or could compete with or which will or could have a materially adverse effect on the business of PRI.

17.  Term and Termination.

     17.1 The Agreement will become effective as of the Effective Date and remain in effect until it expires or is terminated pursuant to its terms.

     17.2 This Agreement will terminate immediately upon: (i) the completion of the cessation of the business activity of the Company, (ii) the sale or other disposition of all of the Company's assets, and the distribution, if any, of any residual value in the Company to the shareholders, or (iii) the closing of the sale by a shareholder of all of his or its shares to any other shareholder pursuant to any provisions of this Agreement.

     17.3 All shareholders will have the right to cause the Company to terminate its business and to sell or otherwise dispose of its assets following the procedure set out in Section 17.4 below, in the event of the following:

          17.3.1 upon written notice to the other shareholders if: (i) the Strategic Alliance Agreement entered into contemporaneously herewith is terminated, expired, or becomes ineffective prior to the termination, expiration, or ineffectiveness of this Agreement; or (ii) any other shareholder has breached the terms of this Agreement or any other agreement contemplated herein, including, without limitation, those Agreements attached as Exhibits hereto, and has failed to cure such breach thirty (30) days after receiving notice of such breach from another shareholder or other party to the agreement under which the breach arises;

          17.3.2 upon ten (10) days written notice to the other shareholders if the Company has for two consecutive months failed to pay its obligations when due or if a receiver has been appointed over the whole or any part of the assets of any other shareholder or of the Company, or if any petition is filed by or against any other shareholder initiating any bankruptcy or reorganization proceeding of such shareholder or the Company, if such proceeding will not have been dismissed or stayed within sixty
                 (60) days after such filing, or if any order is made or resolution is passed for the dissolution of such shareholder (unless such order or resolution is a part of a scheme of recapitalization, merger or consolidation), or if steps are taken to dissolve another shareholder, subject in each such case to the right of the affected shareholder to obtain a stay of such proceedings; or,

          17.3.3 upon thirty (30) days written notice if the shareholders fail to approve, confirm or amend any Budget within sixty (60) days following the commencement of the fiscal period to which such Budget relates.

     17.4 The party or parties receiving notice pursuant to Section 17.3 (the "Selling Shareholders") hereby grant to the party which gave such notice (the "Buying Shareholder") an irrevocable option to buy the Selling Shareholders' shares in the Company upon the Selling Shareholders' receipt of a notice of exercising the option, which shall be given within thirty (30) days of the written notice provided under Section 17.3.1(ii) or 17.3.2. The purchase price for the Selling Shareholders' shares will be determined following the procedures described in

           Section 8.5 above. Immediately upon the Buying Shareholder's acquisition of the Selling Shareholder's shares, the Buying Shareholder will vote all of its shares in support of a resolution requiring the termination of the Company's business and the dissolution of the Company in a commercially reasonable manner and the Treasurer, Auditor or other chief financial officer will dissolve the Company pursuant to such vote.

     17.5 Upon the expiration or termination of this Agreement each shareholder and the Company will promptly return the providing shareholder all copies of all Confidential Information previously provided to him or it by such shareholder. The Confidential Information of the Company will be retained in the files of Company and the shareholders, but only to the extent such Company Confidential Information does not contain or embody Confidential Information previously provided by a shareholder.

18.  General Provisions.

     18.1  Entire Agreement; Language.

           This Agreement and the Exhibits attached hereto and agreements referred to herein represent the entire agreement among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior understandings or agreements among them and relating thereto. The official language of this Agreement is the American usage of English. All reports, documents, and information required to be delivered by the Company or any party to this Agreement will be delivered in English.

     18.2  Amendment.

           This Agreement will not be amended or modified except by a written instrument executed by all shareholders.

     18.3  Governing Law and Venue.

           Except as otherwise required under the mandatory provisions of South Korean laws, the interpretation and enforcement of this Agreement will be governed by and construed under the laws of South Korea without regard to its principles of conflicts of laws. Any dispute arising from or relating to the interpretation and enforcement of this Agreement will be resolved through binding arbitration before the London Court of International Arbitration ("LCIA") in London, England. The arbitration will follow the Arbitration Rules of the LCIA applicable at the time of the dispute except that the arbitrator or arbitrators chosen under the LCIA rules will be familiar with the conventions and practices of the semiconductor manufacturing industry. PRI, SEC, and CSSC stipulate and consent to the jurisdiction of the LCIA over them and to the convenience and fairness of proceeding before the LCIA.

     18.4 Relationship of the Parties.

          Nothing contained in this Agreement will be construed to constitute a shareholder as a partner, agent, or representative of any other shareholder. Except as otherwise expressly provided herein, no shareholder will have any authority to act for or assume any obligation or responsibility on behalf of the Company or any other shareholder. Except as expressly provided herein, the liabilities of the shareholders under this Agreement will be several and not joint, and each shareholder will be responsible only for its obligations as set forth herein, including all taxes, fees, costs, and charges associated therewith.

     18.5 Notices.

          All notices permitted or required by this Agreement will be deemed to be properly given if delivered personally, or sent by overnight international courier of established reputation (such as UPS, DHL, or FedEx), to the party to be notified at the address given at the outset of this Agreement, marked "Attention: President" or such other address as may be indicated in writing from time to time by the party to be notified.

     18.6 Assignment.

          The rights and obligations of the parties to this Agreement are personal and will not be assigned or delegated without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of, the parties and their successors and approved assigns.

     18.7 Equitable Relief.

          The parties hereto agree that it would be impossible to measure in money the damage to the Company and the shareholders in the event of a breach of any of the terms and provisions of this Agreement, and the parties hereto agree that in the event of any such breach, the Company and the shareholders will not have an adequate remedy at law and will be irreparably damaged if such provisions are not specifically enforced. Each of the terms and provisions of this Agreement will be enforceable in a court of equity by a decree of specific performance, and each of the parties hereto hereby consents that preliminary and final injunctive relief may be provided for and granted in connection therewith. Specific performance and equitable relief will be commutative remedies that may be provided in addition to any other remedies or forms of relief allowed by law or the terms of this Agreement.

     18.8 Non-Waiver and Severability.

          No failure or delay on the part of the Company or the shareholders or any of them in exercising any right, power or privilege hereunder, and no course of dealing between the Company and the shareholders or any of them will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege hereunder preclude the simultaneous or later exercise of any other right, power or privilege. In the event that any provision of this Agreement will be held invalid or unenforceable, the remaining provisions of this Agreement will remain in full force and effect and be construed to further the purposes of the Company and this Agreement.

     18.9 Further Assurances and Cooperation.

          PRI, CSSC and SEC each agree to execute and deliver such further instruments, certificates, documents, and to provide such information and cooperation as may be necessary from time to time to provide or complete the performances required by this Agreement.

     18.10 Counterparts.

          This Agreement may be executed in counterparts, each of which will be deemed to be an original and all of which when taken together will be deemed to be one Agreement.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written


PRI Automation, Inc.                    Shinsung Eng. Co., Ltd.

By:  (sign) /s/ Mitchell G. Tyson       By:  (sign) /s/ W.K. Lee
           ----------------------                  ------------------------

     (print) Mitchell G. Tyson               (print) W.K. Lee
            ---------------------                    -----------------------

Its: President                          Its:  President
     ----------------------------             ------------------------------

Chung Song System Co., Ltd.

By:  (sign) Sung K. Suh
           ----------------------

     (print) Sung K. Suh
            --------------------

Its: President
     ---------------------------

                                  EXHIBIT A

                          Schedule of Defined Terms



"Accountant" will have the meaning ascribed to it in Section 12.4.

"Agreement" will mean this Joint Venture Agreement, including all schedules, exhibits and addenda thereto.

"Board" will have the meaning ascribed to it in Section 9.1.2.

"Board Deadlock" will have the meaning ascribed to it in Section 9.1.4.

"Budget" will have the meaning ascribed to it in Section 12.3.

"Business Plan" will have the meaning ascribed to it in Section 11.1.

"Company" will mean the South Korean corporation formed by PRI pursuant to
Section 2.1 of this Agreement.

"Confidential Information" will mean the terms of this Agreement and all information provided or disclosed to PRI or Suh by the Company, or regarding the Company which is marked "CONFIDENTIAL", "TRADE SECRET" or "PROPRIETARY." In addition, Confidential Information will include all information provided by PRI to Suh, or by Suh to PRI that is with regard to the confidential business of PRI or Suh and is marked "CONFIDENTIAL," "TRADE SECRET" or "PROPRIETARY." Confidential Information will not include: (i) any information or material that is retrieved through the public domain and was in or enters the public domain through no fault of the retrieving party; (ii) any information independently and properly developed by the party possessing such information; or, (iii) is required to be disclosed by applicable law, regulation, or governmental or judicial order, although a party disclosing information that would otherwise be Confidential Information but for applicable law, regulation or governmental or judicial notice will give notice of the disclosure to the other party in advance of making such disclosure.

"CSSC" will have the meaning ascribed to it in the opening sentence of this Agreement.

"CSSC Directors" will have the meaning ascribed to it in Section 9.1.1.

"Fifth Director" will have the meaning ascribed to it in Section 9.1.

"Fundamental Board Issues" will have the meaning ascribed to it in Section
9.1.7.

"Fundamental Shareholder Issues" will have the meaning ascribed to it in
Section 9.3.

"PRI" will have the meaning ascribed to it as it appears in context on the first page of this Agreement.

"PRI Directors" will have the meaning ascribed to it in Section 9.1.1.

"SEC" will have the meaning ascribed to it as it appears in context on the first page of this Agreement.

"Strategic Alliance Agreement" will refer to the form of agreement provided in Exhibit D, attached hereto.

"Suh" will have the meaning ascribed to it in Recital C of this Agreement.

"Territory" will mean the following geographic region: South Korea.

"Triggering Events" will have the meaning ascribed to it in Section 8.1 &
8.2.

"Triggering Shareholder" will have the meaning ascribed to it in Section 8.3.

                                    EXHIBIT C

                          Purchase and Sale Agreement

                                 [See attached]

                           PURCHASE AND SALE AGREEMENT



     In consideration of the parties performance of the Joint Venture Agreement entered into by and between the same parties as of ___________________, l997, which performance is an express condition to the continued effectiveness of this Purchase and Sale Agreement, _______________, a _____________ corporation ("Seller"), has SOLD, ASSIGNED and TRANSFERRED and by these presents does SEAL, ASSIGN, TRANSFER and DELIVER to Chung Song Systems Co., Ltd., a South Korean corporation, its successors and assigns ("Buyer"), effective as of ___________, 1997, all Seller's right, title and interest in and to each and all of the assets and properties described below (the "Assets"):


      Acquisition                     Description                Value (KW)

        4/09/96          Telephone                               1,960,000
        4/10/96          Hand Phone - Samsung Anycall              760,000
        4/10/96          HP Laser Printer                        1,900,000
        4/10/96          Desk Top - Samsung                      3,790,000
        4/10/96          Desk Top - Samsung                      3,790,000
        4/10/96          Fax Machine - Shindoricho               2,300,000
        4/16/96          Refrigerator                              434,545
        4/16/96          Hand Phone - Motorola                     540,000
        4/16/96          Copy Machine - Xerox                   11,300,000
        5/09/96          Note Book - Compaq LTE 5200             6,814,000
        6/01/96          Monitor & Keyboard                        630,000
        6/01/96          Cordless Phone                            560,000
        7/01/96          Samsung Note Book                       3,150,000
        8/20/96          Book Binder                               440,000
       11/01/96          Samsung Laser Printer                     650,000
        4/08/96          Samsung Note Book                       3,150,000
        5/15/96          Handphone (Anycall) 2 sets              1,272,726
        6/11/96          Samsung Note P.C.                       3,100,000
        6/11/96          Samsung Note P.C.                       3,100,000
        6/26/96          Television - CT-2955                      909,090
        6/26/96          VTR-SV-S200                               472,727
        8/21/97          Desk Top                                2,460,000
        8/21/97          HP Scanner                                720,000
                         Furniture & Fixtures                   54,203,088

        4/4/96           Automobile                             29,618,120

     Seller hereby authorizes Buyer to take any appropriate action in connection with any of the above described Assets to acquire, perfect, and defend its rights therein, but at its own expense.

     And Seller, subject to the terms of the Agreement, does hereby warrant, covenant and agree that it:

          (a) has good and marketable title to the Assets;

          (b) will warrant and defend the sale of the Assets against all and every person or persons whomsoever claiming to or making claim against any or all of the same; and

          (c) will take all steps reasonably necessary to put Buyer, its successors or assigns, in actual possession and operating control of said assets and business, except that any such steps requested by Buyer will be at Buyer's expense.

     IN WITNESS WHEREOF, Buyer and Seller have caused this Purchase and Sale Agreement to be signed by their duly authorized representatives, as set forth below.


BUYER                                  SELLER


By:                                    By:
   ----------------------------           ----------------------------
Name:                                  Name:
     --------------------------             --------------------------
Title:                                 Title:
      -------------------------              -------------------------
Date:                                  Date:
     --------------------------             --------------------------